Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS STRONG 2010 FOURTH QUARTER
OPERATING EBITDA OF €64.6 MILLION ($87.8 MILLION) AND
RECORD 2010 YEARLY OPERATING EBITDA OF €224.0 MILLION ($297.3 MILLION)
NEW YORK, NY, February 14, 2011 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the fourth quarter and record results for the year ended December 31, 2010. Operating EBITDA in the fourth quarter of 2010 was €64.6 million ($87.8 million), compared to €23.5 million ($34.7 million) in the last quarter of 2009 and €65.5 million ($84.7 million) in the third quarter of 2010. In 2010, Operating EBITDA significantly increased fivefold to a record €224.0 million ($297.3 million) from €41.4 million ($57.7 million) in 2009. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) on page 8 of the financial tables in this press release.
We reported net income of €35.3 million ($48.0 million), or €0.84 ($1.14) per basic share, for the fourth quarter of 2010, compared to €2.7 million ($4.0 million), or €0.08 ($0.12) per basic share, in the last quarter of 2009 and €46.1 million ($59.6 million), or €1.17 ($1.51) per basic share, in the third quarter of 2010. For 2010, we reported net income of €86.3 million ($114.5 million), or €2.24 ($2.97) per basic share, compared to a net loss of €62.2 million ($86.7 million), or €1.71 ($2.38) per basic share, in 2009.
Summary Financial Highlights of the 2010 Fourth Quarter and Year End Results

	Q4	Q3	Q4	Year	Year
	2010	2010	2009	2010	2009
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€232.2	€224.7	€154.9	€856.3	€577.3
Energy revenues	13.4	9.7	10.2	44.2	42.5
Operating income (loss)	50.4	51.4	9.8	167.7	(12.8)
Operating EBITDA (loss)	64.6	65.5	23.5	224.0	41.4
Unrealized gain (loss) on derivative instruments	12.4	0.5	5.1	1.9	(5.8)
Foreign exchange gain (loss) on debt	(1.5)	9.9	(1.8)	(6.1)	2.7
Income tax benefit (provision)	0.2	7.2	1.0	5.9	5.9
Net income (loss) attributable to common shareholders	35.3	46.1	2.7	86.3	(62.2)
Net income (loss) per share attributable to common shareholders
Basic	€0.84	€1.17	€0.08	€2.24	€(1.71)
Diluted	€0.63	€0.82	€0.07	€1.56	€(1.71)
Common shares outstanding at period end (000s)	43,000	42,030	36,443	43,000	36,443

Summary Operating Highlights of the 2010 Fourth Quarter and Year End Results

	Q4	Q3	Q4	Year	Year
	2010	2010	2009	2010	2009
Pulp Production (‘000 ADMTs)	356.2	380.9	356.9	1,426.3	1,397.4
Scheduled Production Downtime (‘000 ADMTs)	—	8.3	14.0	43.5	52.1
Pulp Sales (‘000 ADMTs)	386.0	344.8	351.8	1,428.6	1,445.5
NBSK pulp list price in Europe ($/ADMT)	957	980	787	938	667
NBSK pulp list price in Europe (€/ADMT)	704	758	533	707	478
Average pulp sales realizations (€/ADMT)	593	642	434	591	393
Energy Production (‘000 MWh)	393.0	330.8	358.7	1,444.1	1,445.3
Energy Sales (‘000 MWh)	149.7	119.1	116.0	520.0	478.7
Average Spot Currency Exchange Rates:
€ / $(1)	0.7361	0.7729	0.6774	0.7541	0.7176
C$ / $(1)	1.0129	1.0385	1.0557	1.0298	1.1412
C$ / €(2)	1.3766	1.3438	1.5604	1.3671	1.5851

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.
President’s Comments
Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are very pleased with the strong fourth quarter and overall yearly performance in 2010 as we achieved record annual pulp production and Operating EBITDA of €224.0 million. Fourth quarter Operating EBITDA of €64.6 million was down marginally from the record third quarter as a result of a slightly weaker U.S. dollar versus the Euro, extreme winter weather conditions in Germany and temporary equipment outages which negatively affected production at our German mills. Both the quarterly and yearly results reflect strong performances by all of our mills, including our Celgar mill which started to achieve our projected performance targets.”
Mr. Lee continued: “Overall, pulp prices in the fourth quarter of 2010 remained near historically high levels but were somewhat lower than the third quarter. At the end of 2010, list prices in Europe were approximately $950 per ADMT and in North America and China were approximately $960 and $840 per ADMT, respectively.”
Mr. Lee continued: “We are pleased with the Celgar Green Energy Project, which was substantially completed at the end of the third quarter and generated €3.4 million in revenues in the fourth quarter. In the fourth quarter, we implemented customary equipment modifications to optimize energy generation to ensure the turbine performs as designed.”
Mr. Lee added: “In the fourth quarter of 2010, we effectively extended the maturity of our senior unsecured indebtedness by purchasing and thereby cancelling $289.5 million in aggregate principal amount of our 9.25% senior notes due 2013 (the ‘2013 Notes’) with the net proceeds of a private offering of $300 million in aggregate principal amount of 9.5% senior notes due 2017 and cash on hand. We will redeem the remaining $20.5 million of outstanding 2013 Notes on February 15, 2011.”

Mr. Lee continued: “In the short term, pulp prices have increased by approximately $20 per ADMT in China in February 2011 and producers have announced an increase of $30 per ADMT in selected markets to take effect in March 2011. Additionally, based on the most recently published data, NBSK producer inventories are around 25 days which generally signals strong demand.”
Mr. Lee concluded: “We are well positioned for a positive 2011. Our current short to medium-term pricing and demand outlook is positive. This, coupled with our world-class mills, should permit us to continue to enhance value for our stakeholders.”
Three Months Ended December 31, 2010 Compared to Three Months Ended December 31, 2009
Pulp revenues for the three months ended December 31, 2010 increased by approximately 50% to €232.2 million from €154.9 million in the comparative period of 2009, due to higher pulp prices and a stronger U.S. dollar relative to the Euro. Revenues from the sale of excess energy increased by approximately 31% in the fourth quarter to €13.4 million from €10.2 million in the same quarter last year, primarily as a result of energy sales from the Celgar Green Energy Project in the fourth quarter of 2010.
Pulp production marginally decreased to 356,244 ADMTs in the current quarter, from 356,859 ADMTs in the same quarter of 2009, primarily due to extreme winter weather conditions in Germany and temporary equipment failures adversely affecting production at our German mills.
Pulp sales volume increased to 385,989 ADMTs in the current quarter from 351,797 ADMTs in the comparative period of 2009, primarily as a result of stronger demand. Average pulp sales realizations increased to €593 per ADMT in the fourth quarter of 2010, compared to €434 per ADMT in the same period last year, primarily due to higher pulp prices.
Costs and expenses in the fourth quarter of 2010 increased to €195.2 million from €155.3 million in the comparative period of 2009, primarily due to higher fiber costs.
On average, our overall fiber costs in the current quarter increased by approximately 25% from the same period in 2009, primarily due to higher fiber costs at our German mills caused by lower levels of harvesting in central Germany, along with extreme winter weather conditions in the fourth quarter of 2010.

For the fourth quarter of 2010, operating income increased fivefold to €50.4 million from €9.8 million in the comparative quarter of 2009, primarily due to improved pulp prices.
Interest expense in the fourth quarter of 2010 increased to €16.5 million from €15.8 million in the comparative quarter of 2009, primarily due to accretion expense related to the exchange of our convertible notes, partially offset by reduced levels of debt associated with the Stendal mill.
Our Stendal mill recorded an unrealized gain of €12.4 million on our interest rate derivatives in the current quarter, compared to an unrealized gain of €5.1 million in the same quarter of last year. We recorded a foreign exchange loss on our debt of €1.5 million in the fourth quarter of 2010 compared to a loss of €1.8 million in the same period last year.
In the fourth quarter of 2010, the noncontrolling shareholder’s interest in the Stendal mill’s income was €3.5 million, compared to €1.3 million in the same quarter last year.
In the fourth quarter of 2010, Operating EBITDA increased by 175% to €64.6 million from €23.5 million in the fourth quarter of 2009. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 8 of the financial tables included in this press release.

During the quarter, we recorded approximately €0.2 million of income tax benefits, compared to €1.0 million in the same period last year.
During the fourth quarter of 2010, we recorded a loss on the extinguishment of debt of €6.6 million, primarily in connection with the repurchase of our 2013 Notes. In the fourth quarter of 2009, we recorded a gain of €4.4 million on the extinguishment of our convertible notes.
We reported net income attributable to common shareholders of €35.3 million, or €0.84 per basic and €0.63 per diluted share, for the fourth quarter of 2010, which included aggregate net non-cash unrealized gains of €9.3 million, comprised of a non-cash gain of €12.4 million on the Stendal interest rate derivatives, a non-cash foreign exchange loss of €1.5 million on our debt and a non-cash loss in connection with the repurchase of our 2013 Notes. In the fourth quarter of 2009, we reported net income attributable to common shareholders of €2.7 million, or €0.08 per basic and €0.07 per diluted share, which included aggregate net non-cash unrealized gains of €7.7 million, comprised of a non-cash gain of €5.1 million on the Stendal interest rate derivatives, a non-cash foreign exchange loss of €1.8 million on our debt and a non-cash gain of €4.4 million on the extinguishment of our convertible notes.
Year Ended December 31, 2010 Compared to Year Ended December 31, 2009
Pulp revenues for the year ended December 31, 2010 increased by 48% to a record €856.3 million from €577.3 million in the year ended December 31, 2009, primarily due to significantly higher pulp prices in 2010 and a stronger U.S. dollar relative to the Euro. In 2010, revenues from the sale of excess energy increased by approximately 4% to €44.2 million from €42.5 million in 2009, due to increased energy sales at our Celgar mill, partially offset by reduced energy sales at our Rosenthal mill caused by 60 days of scheduled turbine maintenance.
Pulp production increased to a record level of 1,426,286 ADMTs in 2010, from 1,397,441 ADMTs in 2009 primarily as a result of overall strong operating performance at all our mills. We took a total of 31 and 43 days scheduled maintenance downtime at our mills in 2010 and 2009, respectively, and expect to take approximately 39 days in 2011.
Pulp sales volume decreased slightly to 1,428,638 ADMTs in 2010 compared to 1,445,461 ADMTs in 2009. Average pulp sales realizations increased by approximately 50% to €591 per ADMT in 2010 from €393 per ADMT in 2009 primarily due to significantly higher pulp prices.

Costs and expenses in 2010 increased to €732.8 million from €632.6 million in 2009, primarily due to higher fiber costs.
Our overall fiber costs in 2010 increased by approximately 24% from the same period in 2009, primarily due to higher fiber costs in Germany resulting from lower harvesting levels, combined with increased demand for wood from the energy sector for heating and bio-energy purposes. Fiber costs at our Celgar mill increased marginally from the prior year.
For 2010, we recorded operating income of €167.7 million, compared to an operating loss of €12.8 million in 2009, primarily due to higher price realizations resulting from higher pulp prices.
Interest expense in 2010 increased to €67.6 million from €64.8 million in 2009, primarily due to accretion expense related to the exchange of our convertible notes, partially offset by reduced levels of debt associated with our Stendal mill.
Our Stendal mill recorded an unrealized gain of €1.9 million on its interest rate derivatives at the end of 2010, compared to an unrealized loss of €5.8 million last year due to a small increase in European interest rates. We recorded a foreign exchange loss on our debt of €6.1 million in 2010, compared to a gain of €2.7 million in 2009.
In 2010, the noncontrolling shareholder’s interest in the Stendal mill’s income was €8.5 million, compared to €9.9 million of the Stendal mill’s loss last year.
In 2010, Operating EBITDA increased fivefold to €224.0 million from €41.4 million in 2009. For a definition of Operating EBITDA, see page 4 of this press release and for a reconciliation of net income to Operating EBITDA, see page 8 of the financial tables included in this press release.
During both 2010 and 2009, we recorded approximately €5.9 million of net tax recoveries.
We recorded a loss on the extinguishment of debt of €7.5 million in 2010, primarily in connection with the repurchase of our 2013 Notes. In 2009, we recorded a gain of €4.4 million on the extinguishment of our convertible notes.

We reported net income attributable to common shareholders of €86.3 million, or €2.24 per basic and €1.56 per diluted share, for 2010, which included aggregate net non-cash unrealized losses of €0.5 million, comprised of a non-cash gain of €1.9 million on the Stendal interest rate derivatives, a non-cash foreign exchange loss of €6.1 million on our long-term debt, a non-cash loss on the extinguishment of our 2013 Notes and a non-cash income tax benefit. In 2009, we reported a net loss attributable to common shareholders of $62.2 million, or €1.71 per basic and diluted share, which included aggregate net non-cash unrealized gains of €7.5 million, comprised of a non-cash loss of €5.8 million on the Stendal interest rate derivatives, a non-cash foreign exchange gain of €2.7 million on our long-term debt, a non-cash gain of €4.4 million on the extinguishment of our convertible notes and a non-cash income tax benefit.
Liquidity and Capital Resources
The following table is a summary of selected financial information for the periods indicated:

	Years Ended December 31,
	2010	2009
	(in thousands)
Financial Position
Cash and cash equivalents	€99,022	€51,291
Working capital	231,683	99,150
Property, plant and equipment	846,767	868,558
Total assets	1,216,075	1,083,831
Long-term liabilities	877,315	896,074
Total equity	213,563	85,973
As at December 31, 2010, we had approximately €26.4 million and C$17.9 million available under our Rosenthal and Celgar facilities, respectively. As at December 31, 2010, approximately €500.7 million was outstanding under our Stendal mill’s loan facility.
Restricted Group
The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	Years Ended December 31,
	2010	2009
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€50,654	€20,635
Working capital	150,667	57,015
Property, plant and equipment	362,274	362,311
Total assets	662,944	555,977
Long-term liabilities	312,631	301,173
Total equity	289,141	200,247

Earnings Release Call
In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, February 15, 2011 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through March 15, 2011, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=91422&CompanyID=MERC&e=1&mediaKey=1AE35D7DABC3ECD95E2779DA87354812 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until February 22, 2011 at 11:59 PM (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 38594483.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Jimmy S.H. Lee Chairman & President (604) 684-1099	Investors/Media: Eric Boyriven, Alexandra Tramont (212) 850-5600

David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of Euros)

	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	€99,022	€51,291
Receivables	121,709	71,143
Inventories	102,219	72,629
Prepaid expenses and other	11,360	5,871
Deferred income tax	22,570	—

Total current assets	356,880	200,934

Long-term assets
Property, plant and equipment	846,767	868,558
Deferred note issuance and other	11,082	8,186
Deferred income tax	—	3,426
Note receivable	1,346	2,727

	859,195	882,897

Total assets	€1,216,075	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€84,873	€85,185
Pension and other post-retirement benefit obligations	728	567
Debt	39,596	16,032

Total current liabilities	125,197	101,784

Long-term liabilities
Debt	782,328	813,142
Unrealized interest rate derivative losses	50,973	52,873
Pension and other post-retirement benefit obligations	24,236	17,902
Capital leases and other	12,010	12,157
Deferred income tax	7,768	—

	877,315	896,074

Total liabilities	1,002,512	997,858

EQUITY
Shareholders’ equity
Share capital	219,211	202,844
Paid-in capital	(3,899)	(6,082)
Retained earnings (deficit)	(10,956)	(97,235)
Accumulated other comprehensive income (loss)	31,712	23,695

Total shareholders’ equity	236,068	123,222

Noncontrolling interest (deficit)	€(22,505)	€(37,249)

Total equity	213,563	85,973

Total liabilities and equity	€1,216,075	€1,083,831

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Euros, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Pulp	€232,200	€154,886	€856,311	€577,298
Energy	13,442	10,226	44,225	42,501

	245,642	165,112	900,536	619,799

Costs and expenses
Operating costs	172,552	134,185	643,529	551,781
Operating depreciation and amortization	14,115	13,594	55,932	53,919

	58,975	17,333	201,075	14,099
Selling, general and administrative expenses	8,498	7,617	33,442	27,414
Purchase (sale) of emission allowances	57	(127)	(110)	(516)

Operating income (loss)	50,420	9,843	167,743	(12,799)

Other income (expense)
Interest expense	(16,480)	(15,817)	(67,621)	(64,770)
Investment income (loss)	164	1,240	468	(1,804)
Foreign exchange gain (loss) on debt	(1,451)	(1,841)	(6,126)	2,692
Gain (loss) on extinguishment of debt	(6,565)	4,447	(7,494)	4,447
Gain (loss) on derivative instruments	12,422	5,129	1,899	(5,760)

Total other income (expense)	(11,910)	(6,842)	(78,874)	(65,195)

Income (loss) before income taxes	38,510	3,001	88,869	(77,994)
Income tax benefit (provision) — current	(131)	(7)	(3,881)	(134)
— deferred	378	1,014	9,760	6,003

Net income (loss)	38,757	4,008	94,748	(72,125)
Less: net loss (income) attributable to noncontrolling interest	(3,468)	(1,259)	(8,469)	9,936

Net income (loss) attributable to common shareholders	€35,289	€2,749	€86,279	€(62,189)

Retained earnings (deficit), beginning of period	(46,245)	(99,984)	(97,235)	(35,046)

Retained earnings (deficit), end of period	€(10,956)	€(97,235)	€(10,956)	€(97,235)

Net income (loss) per share attributable to common shareholders
Basic	€0.84	€0.08	€2.24	€(1.71)

Diluted	€0.63	€0.07	€1.56	€(1.71)

(2)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of Euros)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€86,279	€(62,189)	€(72,465)
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Loss (gain) on derivative instruments	(1,899)	5,760	25,228
Foreign exchange (gain) loss on debt	6,126	(2,692)	4,234
Loss (gain) on extinguishment of debt	7,494	(4,447)	—
Depreciation and amortization	56,231	54,170	55,762
Accretion expense (income)	2,492	181	—
Noncontrolling interest	8,469	(9,936)	(13,075)
Deferred income taxes	(9,760)	(6,003)	1,976
Stock compensation expense	2,394	455	264
Pension and other post-retirement expense, net of funding	418	282	(758)
Inventory provisions	—	—	11,272
Other	5,190	2,482	3,025
Changes in current assets and liabilities
Receivables	(40,038)	31,907	(14,811)
Inventories	(24,462)	32,158	(13,331)
Accounts payable and accrued expenses	(3,089)	(2,950)	(1,091)
Other	(4,566)	(1,859)	1,904

Net cash from (used in) operating activities	91,279	37,319	(11,866)

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(38,300)	(28,828)	(25,704)
Proceeds on sale of property, plant and equipment	1,138	436	2,000
Cash, restricted	—	13,000	20,000
Note receivable	1,113	152	5,708

Net cash from (used in) investing activities	(36,049)	(15,240)	2,004

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(234,598)	(26,499)	(34,023)
Repayment of capital lease obligations	(2,920)	(3,178)	(3,312)
Proceeds from borrowings of notes payable and debt	222,193	13,511	—
Proceeds from (repayment of) credit facilities, net	(2,660)	(4,272)	5,837
Proceeds from government grants	17,952	9,058	266
Payment of deferred note issuance costs	(6,095)	(1,969)	—

Net cash from (used in) financing activities	(6,128)	(13,349)	(31,232)
Effect of exchange rate changes on cash and cash equivalents	(1,371)	109	(1,302)

Net increase (decrease) in cash and cash equivalents	47,731	8,839	(42,396)
Cash and cash equivalents, beginning of period	51,291	42,452	84,848

Cash and cash equivalents, end of period	€99,022	€51,291	€42,452

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(In thousands of Euros)
The terms of the indentures governing our 9.25% senior unsecured notes and our 9.5% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months and years ended December 31, 2010 and 2009, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	December 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€50,654	€48,368	€—	€99,022
Receivables	70,865	50,844	—	121,709
Inventories	60,910	41,309	—	102,219
Prepaid expenses and other	6,840	4,520	—	11,360
Deferred income tax	22,570	—	—	22,570

Total current assets	211,839	145,041	—	356,880
Long-term assets
Property, plant and equipment	362,274	484,493	—	846,767
Deferred note issuance and other	6,903	4,179	—	11,082
Deferred income tax	—	—	—	—
Due from unrestricted group	80,582	—	(80,582)	—
Note receivable	1,346	—	—	1,346

Total assets	€662,944	€633,713	€(80,582)	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,015	€40,858	€—	€84,873
Pension and other post-retirement benefit obligations	728	—	—	728
Debt	16,429	23,167	—	39,596

Total current liabilities	61,172	64,025	—	125,197
Long-term liabilities
Debt	273,473	508,855	—	782,328
Due to restricted group	—	80,582	(80,582)	—
Unrealized interest rate derivative losses	—	50,973	—	50,973
Pension and other post-retirement benefit obligations	24,236	—	—	24,236
Capital leases and other	7,154	4,856	—	12,010
Deferred income tax	7,768	—	—	7,768

Total liabilities	373,803	709,291	(80,582)	1,002,512

EQUITY
Total shareholders’ equity (deficit)	289,141	(53,073)	—	236,068
Noncontrolling interest (deficit)	—	(22,505)	—	(22,505)

Total liabilities and equity	€662,944	€633,713	€(80,582)	€1,216,075

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(In thousands of Euros)

	December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€20,635	€30,656	€—	€51,291
Receivables	34,588	36,555	—	71,143
Inventories	52,897	19,732	—	72,629
Prepaid expenses and other	3,452	2,419	—	5,871

Total current assets	111,572	89,362	—	200,934
Long-term assets
Property, plant and equipment	362,311	506,247	—	868,558
Deferred note issuance and other	3,388	4,798	—	8,186
Deferred income tax	3,426	—	—	3,426
Due from unrestricted group	72,553	—	(72,553)	—
Note receivable	2,727	—	—	2,727

Total assets	€555,977	€600,407	€(72,553)	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€51,875	€33,310	€—	€85,185
Pension and other post-retirement benefit obligations	567	—	—	567
Debt	2,115	13,917	—	16,032

Total current liabilities	54,557	47,227	—	101,784
Long-term liabilities
Debt	276,604	536,538	—	813,142
Due to restricted group	—	72,553	(72,553)	—
Unrealized interest rate derivative losses	—	52,873	—	52,873
Pension and other post-retirement benefit obligations	17,902	—	—	17,902
Capital leases and other	6,667	5,490	—	12,157

Total liabilities	355,730	714,681	(72,553)	997,858

EQUITY
Total shareholders’ equity (deficit)	200,247	(77,025)	—	123,222
Noncontrolling interest (deficit)	—	(37,249)	—	(37,249)

Total liabilities and equity	€555,977	€600,407	€(72,553)	€1,083,831

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(In thousands of Euros)

	Three Months Ended December 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€135,245	€96,955	€—	€232,200
Energy	6,395	7,047	—	13,442

	141,640	104,002	—	245,642

Operating costs	92,209	80,343	—	172,552
Operating depreciation and amortization	7,616	6,499	—	14,115
Selling, general and administrative expenses and other	5,439	3,116	—	8,555

	105,264	89,958	—	195,222

Operating income (loss)	36,376	14,044	—	50,420

Other income (expense)
Interest expense	(7,425)	(10,259)	1,204	(16,480)
Investment income (loss)	1,333	35	(1,204)	164
Foreign exchange gain (loss) on debt	(1,451)	—	—	(1,451)
Gain (loss) on extinguishment of debt	(6,565)	—	—	(6,565)
Gain (loss) on derivative instruments	—	12,422	—	12,422

Total other income (expense)	(14,108)	2,198	—	(11,910)

Income (loss) before income taxes	22,268	16,242	—	38,510
Income tax benefit (provision)	297	(50)	—	247

Net income (loss)	22,565	16,192	—	38,757
Less: net (income) loss attributable to noncontrolling interest	—	(3,468)	—	(3,468)

Net income (loss) attributable to common shareholders	€22,565	€12,724	€—	€35,289

	Three Months Ended December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€87,776	€67,110	€—	€154,886
Energy	4,021	6,205	—	10,226

	91,797	73,315	—	165,112

Operating costs	79,665	54,520	—	134,185
Operating depreciation and amortization	7,045	6,549	—	13,594
Selling, general and administrative expenses and other	4,384	3,106	—	7,490

	91,094	64,175	—	155,269

Operating income (loss)	703	9,140	—	9,843

Other income (expense)
Interest expense	(6,576)	(10,389)	1,148	(15,817)
Investment income (loss)	1,740	648	(1,148)	1,240
Foreign exchange gain (loss) on debt	(1,841)	—	—	(1,841)
Gain (loss) on extinguishment of debt	4,447	—	—	4,447
Gain (loss) on derivative instruments	—	5,129	—	5,129

Total other income (expense)	(2,230)	(4,612)	—	(6,842)

Income (loss) before income taxes	(1,527)	4,528	—	3,001
Income tax benefit (provision)	1,016	(9)	—	1,007

Net income (loss)	(511)	4,519	—	4,008
Less: net (income) loss attributable to noncontrolling interest	—	(1,259)	—	(1,259)

Net income (loss) attributable to common shareholders	€(511)	€3,260	€—	€2,749

(6)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(In thousands of Euros)

	Year Ended December 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€490,020	€366,291	€—	€856,311
Energy	15,145	29,080	—	44,225

	505,165	395,371	—	900,536

Operating costs	361,272	282,257	—	643,529
Operating depreciation and amortization	29,971	25,961	—	55,932
Selling, general and administrative expenses and other	20,231	13,101	—	33,332

	411,474	321,319	—	732,793

Operating income (loss)	93,691	74,052	—	167,743

Other income (expense)
Interest expense	(31,498)	(40,852)	4,729	(67,621)
Investment income (loss)	5,103	94	(4,729)	468
Foreign exchange gain (loss) on debt	(6,126)	—	—	(6,126)
Gain (loss) on extinguishment of debt	(7,494)	—	—	(7,494)
Gain (loss) on derivative instruments	—	1,899	—	1,899

Total other income (expense)	(40,015)	(38,859)	—	(78,874)

Income (loss) before income taxes	53,676	35,193	—	88,869
Income tax benefit (provision)	8,651	(2,772)	—	5,879

Net income (loss)	62,327	32,421	—	94,748
Less: net (income) loss attributable to noncontrolling interest	—	(8,469)	—	(8,469)

Net income (loss) attributable to common shareholders	€62,327	€23,952	€—	€86,279

	Year Ended December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€318,448	€258,850	€—	€577,298
Energy	15,183	27,318	—	42,501

	333,631	286,168	—	619,799

Operating costs	312,029	239,752	—	551,781
Operating depreciation and amortization	27,453	26,466	—	53,919
Selling, general and administrative expenses and other	15,049	11,849	—	26,898

	354,531	278,067	—	632,598

Operating income (loss)	(20,900)	8,101	—	(12,799)

Other income (expense)
Interest expense	(27,351)	(41,932)	4,513	(64,770)
Investment income (loss)	5,002	(2,293)	(4,513)	(1,804)
Foreign exchange gain (loss) on debt	2,692	—	—	2,692
Gain (loss) on extinguishment of debt	4,447	—	—	4,447
Gain (loss) on derivative instruments	—	(5,760)	—	(5,760)

Total other income (expense)	(15,210)	(49,985)	—	(65,195)

Income (loss) before income taxes	(36,110)	(41,884)	—	(77,994)
Income tax benefit (provision)	183	5,686	—	5,869

Net income (loss)	(35,927)	(36,198)	—	(72,125)
Less: net (income) loss attributable to noncontrolling interest	—	9,936	—	9,936

Net income (loss) attributable to common shareholders	€(35,927)	€(26,262)	€—	€(62,189)

(7)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss) attributable to common shareholders	€35,289	€2,749	€86,279	€(62,189)
Net income (loss) attributable to noncontrolling interest	3,468	1,259	8,469	(9,936)
Income taxes (benefits)	(247)	(1,007)	(5,879)	(5,869)
Interest expense	16,480	15,817	67,621	64,770
Investment (income) loss	(164)	(1,240)	(468)	1,804
Foreign exchange (gain) loss on debt	1,451	1,841	6,126	(2,692)
Loss (gain) on extinguishment of debt	6,565	(4,447)	7,494	(4,447)
Loss (gain) on derivative instruments	(12,422)	(5,129)	(1,899)	5,760

Operating income (loss)	50,420	9,843	167,743	(12,799)
Add: Depreciation and amortization	14,179	13,652	56,231	54,170

Operating EBITDA(1)	€64,599	€23,495	€223,974	€41,371

(1)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Restricted Group
Net income (loss) attributable to common shareholders(1)	€22,565	€(511)	€62,327	€(35,927)
Income taxes (benefits)	(297)	(1,016)	(8,651)	(183)
Interest expense	7,425	6,576	31,498	27,351
Investment (income) loss	(1,333)	(1,740)	(5,103)	(5,002)
Foreign exchange (gain) loss on debt	1,451	1,841	6,126	(2,692)
Loss (gain) on extinguishment of debt	6,565	(4,447)	7,494	(4,447)

Operating income (loss)	36,376	703	93,691	(20,900)
Add: Depreciation and amortization	7,680	7,103	30,270	27,704

Operating EBITDA(2)	€44,056	€7,806	€123,961	€6,804

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

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